EXHIBIT 21.1


                       SUBSIDIARIES OF RIMAGE CORPORATION


Name                              Jurisdiction of Incorporation    Percent Owned
                                  -----------------------------    -------------

Cedar Technologies, Inc.                 Minnesota                      100.0%

Media Systems Technology, Inc.
(Inactive)                               California                      86.8%

Rimage Europe GmbH                       Germany                        100.0%